                                                                   EXHIBIT 10.2



                                CREDIT AGREEMENT


                                    BETWEEN


                       UNIVERSAL FABRICATORS INCORPORATED
                                  AS BORROWER,


                           UNIFAB INTERNATIONAL, INC.
                                 AS GUARANTOR,


                                      AND


                            HIBERNIA NATIONAL BANK,
                                    AS BANK




                           DATED SEPTEMBER ___, 1997

ARTICLE I
DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.1      Terms Defined Above . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.2      Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.3      Other Definitional Provisions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE II
AMOUNT AND TERMS OF CREDIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 2.1      Loans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 2.2      Revolving Credit Facility.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (a)      Revolving Credit Facility Terms.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (b)      Borrowing Procedure Under the Revolving Credit Facility.  . . . . . . . . . . . . . . . . .  11
                 (c)      Terms and Conditions Governing Letters of Credit. . . . . . . . . . . . . . . . . . . . . .  12
                 (d)      Notes Evidencing Borrowings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (e)      Revolving Credit Facility Maturity Date.  . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 2.3      Non-Revolving LC Facility.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (a)      Non-Revolving LC Facility Terms.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (b)      Non-Revolving LC Facility Maturity Date.  . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.4      Interest and Fees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (a)      Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (b)      Letter of Credit Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (c)      Undisbursed Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (d)      Default Rate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (e)      Method of Calculating Interest and Fees.  . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (f)      Interest Rate Options.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (g)      Conversion of LIBO Rate due to change of laws or impossibility  . . . . . . . . . . . . . .  16
                 (h)      LIBO Rate indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 2.5      Payments, Prepayments, and Reduction or Termination of the
                          Revolving Credit Facility.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (a)      Method of Payment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (b)      Payments Without Deduction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (c)      Reduction of Credit.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 2.6      Indemnity.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 2.7      Access. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE III
CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 3.1.     Conditions to Loans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (a)      Completion of Initial Public Offering of Guarantor. . . . . . . . . . . . . . . . . . . . .  18
                 (b)      Loan Documentation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (c)      Note. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (d)      Resolutions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

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
                 (e)      Governmental Certificates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (f)      Financial Statement Certification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (g)      Certification of Chief Financial Officer. . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (h)      Certificate of Chief Executive Officer. . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (i)      Certificate of Incumbency and Signatures. . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (j)      Attorney Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (k)      Payment of Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (l)      Additional Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 3.2.     Conditions to Each Advance and/or Letter of Credit. . . . . . . . . . . . . . . . . . . . .  20
                 (a)      Continuation of Representations and Warranties. . . . . . . . . . . . . . . . . . . . . . .  20
                 (b)      No Event of Default.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (c)      Maximum Advances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BORROWER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 4.1.     Corporate Existence; Compliance With Law. . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 4.2.     Executive Offices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 4.3.     Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 4.4.     Corporate Power; Authorization; Enforceable Obligations.  . . . . . . . . . . . . . . . . .  21
         Section 4.5.     Financials and Projections. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (a)      Borrower's Financials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (b)      Guarantor's Financials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.6      Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.7      Liens.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.8      Purpose.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.9      Use of Proceeds; Margin Securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.10     Compliance with ERISA.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.11     Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.12     Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.13     Operation of Business.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.14     Rights in Properties; Liens.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.15     Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 4.16     Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 4.17     Registered Office; Principal Place of Business; . . . . . . . . . . . . . . . . . . . . . .  24
         Section 4.18     Investment Company Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 4.19     Other Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 4.20     Compliance with Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 (a)      Employment Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 (b)      Environmental Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 4.21     Corporate Name. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 4.22     Taxpayer I.D. Numbers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 4.23     Continuing Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 4.24     Continuing Validity and Enforceability of Guaranty. . . . . . . . . . . . . . . . . . . . .  25

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
ARTICLE V
AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.1      Financial Statements and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.2      Maintenance of, Existence and Conduct of Business.  . . . . . . . . . . . . . . . . . . . .  26
         Section 5.3      Payment of Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.4.     Financial Covenants.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 5.5.     Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 5.6.     Books and Records.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 5.7.     Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 5.8.     Insurance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 5.9.     Compliance with Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 5.10.    Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 5.11.    Supplemental Disclosure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 5.12.    Employee Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 5.13.    SEC Filings; Certain Other Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 5.14.    Compliance with Leases; Additional Mortgages. . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 5.15.    Guarantor Funding.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 5.16.    Deposit Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE VI
NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 6.1.     Mergers, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 6.2.     Investments; Loans and Advances.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 6.3.     Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 6.4.     Employee Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 6.5.     Capital Structure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 6.6.     Maintenance of Business.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 6.7.     Transactions with Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 6.8.     Guaranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 6.9.     Liens.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 6.10.    Sales of Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 6.11.    Cancellation of Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 6.12.    Hedging Transactions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 6.13.    Restricted Payments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 6.14.    Guarantor's Ownership of Borrower.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE VII
EVENTS OF DEFAULT; RIGHTS AND REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 7.1      Payment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 7.2      Other Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 7.3      Other Default.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 7.4      Insolvency. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

         Section 7.5      ERISA.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 7.6      Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
         Section 7.7      Representation or Warranty. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE VIII
MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 8.1      Bank's Reliance, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 8.2      Financial Terms.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 8.3      Delay.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 8.4      Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 8.5      Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 8.6      Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 8.7      Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 8.8      Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 8.9      Successors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 8.10     Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 8.11     Execution in Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 8.12     Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 8.13     Conflicts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

                           REVOLVING CREDIT AGREEMENT


         THIS REVOLVING CREDIT AGREEMENT ("Agreement"), dated as of September ___, 1997, effective as of the Effective Date as defined herein below, between UNIVERSAL FABRICATORS INCORPORATED, a Delaware corporation ("Borrower"), UNIFAB INTERNATIONAL, INC., a Louisiana corporation ("Guarantor"), and HIBERNIA NATIONAL BANK, a national banking association ("Bank").

                              W I T N E S S E T H:

WHEREAS, Borrower has requested that Bank extend credit to Borrower in the form of a revolving credit facility in the maximum principal amount of Twenty Million and no/100 ($20,000,000.00) Dollars to provide for (i) Ten Million and no/100 ($10,000,000.00) Dollars for general corporate purposes, and (ii) Ten Million and no/100 ($10,000,000.00) Dollars for the issuance of certain standby letters of credit, including performance and retainage letters of credit ("Revolving Credit Facility"), and

         WHEREAS, Borrower has requested that Bank issue certain performance and retainage letters of credit in the form of a non-revolving letter of credit facility, not to exceed the aggregate principal amount of Seven Million Twenty Four Thousand Four Hundred Twenty Eight and 50/100 ($7,024,428.50) Dollars ("Non-Revolving LC Facility") for the issuance of certain performance and retainage letters of credit for the account of Borrower, to substitute and replace certain letters of credit presently issued for the account of McDermott International, Inc. ("MII") on behalf of Borrower ("MII Letters of Credit"), and

         WHEREAS, Bank is willing to make such loans to and issue such letters of credit on behalf of Borrower upon the terms and conditions set forth in this Agreement,

         NOW THEREFORE, for and in consideration of the premises and the mutual undertakings herein expressed, and upon the mutual promises and benefits received or to be received by each of them, Borrower and Bank do consent and agree that the respective obligations of Bank and Borrower pursuant to this Agreement and any commitments previously issued are set forth herein in their entirety and any obligations by Bank to extend funds to Borrower are set forth in their entirety herein, and Borrower and Bank hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         SECTION 1.1 TERMS DEFINED ABOVE. As used in this Agreement, the terms "Agreement", "Borrower", "Bank", "Revolving Credit Facility", "Non-Revolving LC Facility", "MII", "MII Letters of Credit" shall have the meanings indicated above.

         SECTION 1.2 DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

         "ACQUISITION" means any transaction or series of transactions by which a Person acquires, either directly or through an Affiliate, subsidiary or otherwise, (a) any or all of the stock or other securities of any class, or ownership interest, of any other Person other than Affiliates of Borrower or
(b) a substantial portion of the assets, or a division or line of business of any other Person other than Affiliates of Borrower.

         "ADVANCE(S)" shall mean any disbursement to Borrower of the loan proceeds under the Note, any disbursement by Bank to any beneficiary under any Letter of Credit, as a result of any draw by such beneficiary under such Letter of Credit, and all or any portion of such disbursement so long as same remains outstanding and unpaid.

         "AFFILIATE" means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such Person; (b) that directly or indirectly beneficially owns or holds twenty percent (20%) or more of any class of voting stock of or of partnership interests of such person. The term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, of partnership interests, by contract, or otherwise.

         "AVAILABLE COMMITMENT" shall mean, at any particular time, an amount equal to the excess, if any, of (a) the amount of the Commitment over (b) the sum of (i) the aggregate unpaid principal amount at such time of the Advances plus (ii) the aggregate undrawn, available amount at such time of all Letters of Credit then outstanding, plus (iii) the then aggregate amount of all unpaid outstanding obligations of Borrower to reimburse Bank with respect to any drawing under a Letter of Credit.

         "AVAILABLE NON-REVOLVING LC FUNDS" means, at any particular time, the remaining undrawn aggregate principal amount available for draw or draft by beneficiaries on all Letters of Credit issued by Bank.

         "BORROWING DATE" means any Business Day specified in a notice pursuant to Section 2.2(b) as a date on which Borrower requests Bank to make Advances hereunder.

         "BUSINESS DAY" means any day other than a Saturday or Sunday or other day when national banks located in the City of New Orleans are required or permitted to be closed.

         "CAPITALIZED LEASES" means capital leases and subleases, as defined in the Financial Accounting Standards Board Statement of Financial Accounting Standard No. 13, dated November 1976, as amended.

         "CAPITAL EXPENDITURES" has the definition attributed to it under GAAP.

         "CASH EQUIVALENTS" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposits, having maturities of not more than one years from the date of acquisition, of Bank or any other domestic commercial bank which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause
(iv) below, (iii) repurchase obligations with a term of not more than 270 days for underlying securities of the types described in clauses (i) and (ii) entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper rated at least A-1 or the equivalent thereof by Standard Poor's Corporation or P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within one year after the date of acquisition and (v) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $200,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses
(i) through (iv) above.

         "CHARGES" shall mean all Federal, state, county, city, municipal, local, foreign or other governmental (including, without limitation, PBGC) taxes at the time due and payable or levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Loan Documents, (ii) the Obligations, (iii) Borrower's employees, payroll, income or gross receipts,
(iv) Borrower's ownership or use of any of their assets, or (v) any other aspect of Borrower's business.

         "CLOSING DATE" means the date as of which this Agreement was executed by the parties hereto.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

         "CODE AFFILIATE" means each trade or business (whether or not incorporated) which together with any Borrower is treated as a "single employer" under subsection (b), (c), (m) or (o) of Section 414 of the Code.

         "COMMITMENT" means, for the period from the Effective Date hereof to and including the Termination Date, Bank's commitment to extend Loans to Borrower pursuant to the terms of this Agreement.

         "DEBT" means: (a) all obligations of Borrower for borrowed money, (b) all obligations of Borrower evidenced by bonds, notes, debentures or other similar instruments, (c) all obligations of Borrower to pay the deferred purchase price of property or services, except trade accounts payable by Borrower arising in the ordinary course of business which are not past due by more than sixty (60) days unless such trade accounts payable are being contested in good faith by appropriate proceedings, (d) all obligations of Borrower under any Capitalized Leases, (e) all obligations of Borrower under guaranties, endorsements (other than for collection or deposit in the ordinary course of business), assumptions or other contingent obligations, in respect of, or to purchase or otherwise acquire, any obligation or indebtedness of Borrower or any other obligations, contingent or otherwise, (f) all obligations secured by a Lien (except trade accounts payable by Borrower arising in the ordinary course of business which are not past due by more than sixty (60) days unless such trade accounts payable are being contested in good faith by appropriate proceedings secured by a vendor's lien) existing on property owned by Borrower whether or not the obligations secured thereby have been assumed by Borrower or are non-recourse to the credit of Borrower, (g) all reimbursement obligations of Borrower relating to letters of credit, bankers' acceptances and similar instruments but excluding performance bonds, and (h) all liabilities of Borrower in respect of unfunded vested benefits under any Plan; provided, however, the term "Debt" shall not include money borrowed by Borrower to pay premiums on insurance policies obtained by Borrower in the ordinary course of Borrower's business.

         "DEFAULT" means any of the events specified in Article VIII of this Agreement, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

         "DEFAULT RATE" means the per annum rate of interest equal to three percent (3%) in excess of the LIBO Rate or the Prime Rate in effect on the date an Event of Default occurs.

         "EBIT" means, with respect to any Person for any period, consolidated net income of such Person for such period, plus (i) Interest Expense for such Person for such period, and (ii) tax expense for such period for taxes which have been provided for by such Person for such period, to the extent that any of the same are deducted from net revenues in determining such Person's consolidated net income for such period.

         "EFFECTIVE DATE" shall mean the day of the completion of the Initial Public Offering ("IPO") of Guarantor, provided a minimum net proceeds to Guarantor of $12,000,000.00 is raised and contributed to Borrower.

         "ENVIRONMENTAL LAWS" means any and all federal, state and local laws, regulations, ordinances, orders and requirements pertaining to health, safety or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
Section 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water ct. 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Louisiana Environmental Quality Act, La. R.S. 30:2001, et seq., and all similar laws, regulations and requirements of any governmental authority or agency having jurisdiction over Borrower, or any of the property or assets of Borrower, as such laws, regulations and requirements may be amended or supplemented from time to time.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings, and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

         "ERISA AFFILIATE" means each trade or business (whether or not incorporated) which together with any Borrower would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA.

         "EVENT OF DEFAULT"means the occurrence of any event described in
Article VIII hereof or the occurrence of any other event which with the lapse of time, or lapse of time and notice to Borrower would constitute an Event of Default.

         "FUNDED INDEBTEDNESS" means principal plus accrued but unpaid interest for borrowed money.

         "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

         "GOVERNMENTAL AUTHORITY" means any state, nation or government or any political subdivision thereof or any agency, department or branch thereof.

         "GUARANTOR" shall mean UNIFAB International, Inc., a corporation organized under the laws of the State of Louisiana, and parent corporation of Borrower.

         "GUARANTY" means the insolido continuing guaranty of the Obligations of Borrower by Guarantor in favor of Bank.

         "HAZARDOUS SUBSTANCE" has the meaning specified in any applicable Environmental Law and means any substance, product, waste, pollutant, material, chemical, contaminant, constituent or other material which is or becomes listed, regulated or addressed under any Environmental Law, including, without limitation, asbestos, petroleum and polychlorinated biphenyls.

         "INDEBTEDNESS"shall mean as to Borrower all liabilities, obligations and indebtedness of any and every kind and nature, including, without limitation, all liabilities and all obligations to trade creditors, whether now or hereafter owing, arising, due or payable, and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise excluding any minority interest in Borrower and deferred taxes of Borrower.

Without in any way limiting the generality of the foregoing, Indebtedness shall specifically include the following without duplication:

                 (a) amounts outstanding under this Agreement, including, without limitation, amounts outstanding under the Note, any Letter of Credit Agreement, and/or the Non-Revolving LC Facility;

                 (b) all obligations or liabilities of any Person that are secured by any Lien upon property owned by Borrowers or any of their Subsidiaries, even though Borrowers shall not have assumed or become liable for the payment thereof;

                 (c) all obligations or liabilities created or arising under any lease or conditional sale or other title retention agreement with respect to property used or acquired by Borrowers, even though the rights and remedies of the lessor, seller or Bank thereunder are limited to repossession of such property;

                 (d)      all Charges.

         "INTEREST COVERAGE" means the ratio of EBIT to Interest Expense.

         "INTEREST EXPENSE" means with respect to any Person for any period, interest expense for such Person for such period, determined in accordance with GAAP.

         "INTEREST PERIOD" means with respect to any LIBO Rate Advance:

                 (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBO Rate Advance and ending one, two, or three months thereafter, as selected by Borrower in its notice to Bank of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                 (ii) thereafter, each period commencing on the day immediately following the last day of the preceding interest Period applicable to such LIBO Rate Advance and ending one, two or three months thereafter, as selected by Borrower by notice to Bank not less than two (2) Business Days prior to the last day of the then current Interest Period with respect thereto; and

                 provided, that:

                 (x) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest

                          Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                 (y) any Interest Period which, with respect to a LIBO Rate Advance under the Revolving Credit Facility, would otherwise extend beyond the Termination Date shall end on the Termination Date; and

                 (z) any Interest Period that begins on the last Business Day of a calendar month (or on day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

         "LETTERS OF CREDIT"shall mean the irrevocable stand-by letters of credit, including performance and retainage letters of credit issued by Bank under either the Revolving Credit Facility or the Non-Revolving LC Facility, to support payment and performance obligations of Borrower incurred by Borrower in the ordinary course of business, each in such form as may be approved by Bank.

         "LIBOR"means with respect to each Interest Period pertaining to a LIBO Rate Advance, the rate per annum at which Dollar deposits are offered to prime banks in the London interbank market on telerate, at approximately 11:00 a.m., London time, two (2) Business Days before the first day of such Interest Period, in an amount comparable to the principal amount of the Advance which shall be made by Bank during such Interest Period, for a period equal to such Interest Period.

         "LIBO RATE" means with respect to each day during an Interest Period for a LIBO Rate Advance, an interest rate per annum equal to the sum of (a) two percent (2%) plus (b) LIBOR.

         "LIBO RATE ADVANCE"means an Advance which bears interest at the LIBO Rate.

         "LIEN" means any lien, judgment, mortgage, deed of trust, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law or otherwise; provided, however, that the term "Lien" shall exclude any statutory mechanic's or laborer's lien arising in the ordinary course of the business of Borrower and its Subsidiaries which is cancelled or bonded within sixty (60) days of its recordation.

         "LOANS"mean collectively the Revolving Credit Facility and the Non-Revolving LC Facility.

         "LOAN DOCUMENTS" means, collectively, this Agreement, the Note, the Guaranty, and any and all other documents, instruments and agreements executed in connection with the Advances, and the Non-Revolving LC Facility as the foregoing may be modified, supplemented and/or amended from time to time.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, operations, property or financial or other condition of Borrower and/or Guarantor, or on the ability of Borrower and/or Guarantor, to perform its obligations under the Loan Documents.

         "MAXIMUM NON-REVOLVING LC FACILITY LOAN AMOUNT" shall mean, at any particular time, an amount equal to $7,024,428.50.

         "MAXIMUM REVOLVING CREDIT FACILITY LOAN AMOUNT" shall mean, at any particular time, an amount equal to $20,000,000.00.

         "MII" shall mean McDermott International, Inc.

         "MII LETTERS OF CREDIT" shall have the meaning ascribed in Section 2.3
(a).

         "NET WORTH" means the sum of the common stock, additional paid-in capital and retained earnings accounts of Borrower as shown in conformity with GAAP on its balance sheet at the time of such determination, less the amount of any treasury stock shown thereon, less any dividends paid, and less the amount of any intangible assets (such as patents, trademarks, copyrights or goodwill) shown thereon.

         "NON-REVOLVING LC FACILITY TERMINATION DATE" shall be January 3, 2000.

         "NOTE(S)"has the meaning ascribed to the term in Section 2.2(d) of this Agreement.

         "OBLIGATIONS" means all obligations, indebtedness and liabilities of Borrower to Bank, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities of Borrower under this Agreement, the Notes and the other Loan Documents, and all interest accruing thereon and all attorneys' fees and other expenses incurred in the enforcement or collection thereof.

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

         "PERMITTED INVESTMENT" means:

         (a)     Acquisitions;

         (b)     Capital Expenditures;

         (c) the acquisition of current assets or liabilities arising from the sale or lease of goods, the rendition of services or the extension of credit in the ordinary course of business of the Borrower including, without limitation, investments in accounts, contract rights, chattel paper (as defined in the UCC) and notes receivable;

         (d)     Cash Equivalent Investments;

         (e) advances to officers, shareholders, and employees of Borrower and Guarantor; provided that such advances shall not exceed the aggregate amount of $100,000 at any one time outstanding for all such officers, shareholders and employees;

         (f) Investments, loans, or advances by Borrower in or to Guarantor or by Guarantor in or to Borrower,

         (g)     joint ventures; and

         (h)     other investments, loans or advances permitted by the Loan
         Documents.

         "PERMITTED LIENS" shall mean (a) Liens for taxes, assessments or governmental charges or levies of the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due; (c) Liens arising out of pledges or deposits under workmen's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; (d) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Borrower; (e) lessors' interests under financing leases; (f) Liens on assets of Borrower not covered by the Loan Documents which liens secure obligations of Borrower in the ordinary course of business which in the aggregate for all such obligations of Borrower do not exceed $250,000; and (g) the Liens created pursuant to the Loan Documents or other Liens in favor of Bank.

         "PERSON" means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

         "PLAN" shall mean an employee pension benefit plan as defined in
Section 3(2) and 3(37) of ERISA, maintained by Borrower maintained by, or to which contributions are made by, Borrowers, or for Borrower's employees.

         "PRIME RATE"means that rate of interest announced publicly by Chase Manhattan Bank, N.A., in New York, New York from time to time as its prime or base rate. Each change in the interest rate shall take effect on the effective date of the change in the Prime Rate.

         "PRIME RATE ADVANCES"shall mean an Advance which has interest at Prime Rate.

         "RESTRICTED PAYMENT" shall mean any payment on account of the purchase, redemption or other retirement of Borrower's or Guarantor's Stock.

         "REVOLVING CREDIT ADVANCE"shall have the meaning ascribed to it in
Section 2.2(a).

         "REVOLVING CREDIT FACILITY TERMINATION DATE" shall be August 31, 2000.

         "SOLID WASTE" has the meaning specified in any applicable Environmental Law.

         "SUBSIDIARY"means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

         "TANGIBLE NET WORTH" means, at a particular time, the amount, if any, by which (a) the sum of all amounts which would be included under shareholders' or members' equity on a consolidated basis of any Person, determined in accordance with GAAP as of such date, less receivables of loans made to Affiliates, exceeds (b) intangibles.

         "TERMINATION DATE" means (i) with respect to the Revolving Credit Facility August 31, 2000, (ii) with respect to the Non-Revolving LC Facility January 3, 2000.

         "TOTAL DEBT"means the sum of Funded Indebtedness of Borrower plus all obligations of Borrower under any Capital Leases.

         "UNUSED COMMITMENT" shall be have the meaning ascribed to it in
Section 2.2(a).

         "UNUSED COMMITMENT FEE"shall be 3/8% of one (1%) percent per annum of the Unused Commitment.

         SECTION 1.3      OTHER DEFINITIONAL PROVISIONS.

         (a) All terms defined in this Agreement shall have the defined meanings set forth in Section 1.2 hereof or the preamble of this Agreement when used in any certificate or other documents made or delivered pursuant hereto, unless otherwise specified therein.

         (b) As used herein and in any certificate or other documents made or delivered pursuant hereto, accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.2 relating to Borrower or Subsidiary, to the extent not defined, shall have the respective meanings given to them under GAAP.

         (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and "section," "Section," "Exhibit" and "Schedule" references are to this Agreement and the Sections, Exhibits and Schedules to this Agreement unless otherwise specified.

         (d) The terms "Accounts," "Chattel Paper," "Contract Rights," "Deposit Accounts," "Documents," "General Intangibles," "Instruments," "Inventory," "Equipment," and "Fixtures" shall have the meanings as defined in
Article 9 of the Louisiana Commercial Laws (La. R.S. 10:9-101, et seq.).

                                   ARTICLE II
                           AMOUNT AND TERMS OF CREDIT

         SECTION 2.1 LOANS. Subject to the terms and conditions of this Agreement, and relying on the representations and warranties contained in this Agreement, and provided no Event of Default exists, Bank agrees to make, and Borrower agrees to accept the Revolving Credit Facility and the Non-Revolving LC Facility, (collectively the "Loans"), in the aggregate principal amount at any one time outstanding not to exceed Twenty Million and no/100 ($20,000,000.00) with respect to the Revolving Credit Facility, and Seven Million Twenty Four Thousand Four Hundred Twenty Eight and 50/100 ($7,024,428.50) Dollars with respect to the Non-Revolving LC Facility. Prior to the Termination Date, Borrower may utilize the Revolving Credit Facility by borrowing, repaying or prepaying, and re-borrowing such Revolving Credit Facility in whole or in part, all in accordance with the terms and conditions hereof.

         SECTION 2.2      REVOLVING CREDIT FACILITY.

         (a) REVOLVING CREDIT FACILITY TERMS. Upon and subject to the terms and conditions hereof, Bank agrees to make available, at any time from time to time on any Business Day until the Revolving Credit Facility Termination Date and upon the request of Borrower therefor, advances (each, a "Revolving Credit Advance"), and Letters of Credit in an aggregate principal amount which shall not at any given time exceed the Maximum Revolving Credit Facility Loan Amount. Borrower may (i) borrow, repay and reborrow under the Revolving Credit Facility a principal amount not to exceed Ten Million and No/100 ($10,000,000.00) Dollars for general corporate purposes, and (ii) may request the issuance of up to Ten Million and No/100 ($10,000,000.00) Dollars of Letters of Credit, including performance and retainage letters of credit. Borrower may only use a maximum of $5,000,000 of the Available Commitment under the Revolving Credit Facility for acquisitions and capital expenditures. Each Revolving Credit Advance may be drawn upon by Borrower on any Business Day during the period from the

Effective Date until August 31, 2000, or such earlier date as may be fixed by Borrower. The amount of the Revolving Credit Facility available to Borrower from time to time under the Revolving Credit Facility shall be reduced by the aggregate of the face amount of any outstanding undrawn Letters of Credit issued under the Revolving Credit Facility and by all unpaid Advances made by Bank to Borrower pursuant to this Agreement and the remaining amount of the Revolving Credit Facility shall constitute the "Unused Commitment." Any draws made under the Letters of Credit by the beneficiaries thereof shall constitute Advances as defined in this Agreement. The Unused Commitment available under the Revolving Credit Facility shall be restored but simultaneously reduced by the amount of any Advances which are made to Borrower to reimburse Bank for draws under the Letters of Credit.

         (b) Borrowing Procedure Under the Revolving Credit Facility. Borrower shall give at least two (2) Business Day's prior telephonic notice from Borrower (to be confirmed in writing) of each proposed Letter of Credit and of each Advance to be issued under the Revolving Credit Facility. If all conditions precedent to the issuance of any such Letter of Credit or any such Advance have been met, Bank will on the date requested ("Borrowing Date") make each Letter of Credit or Advance available to Borrower at Bank's office at 313 Carondelet Street, New Orleans, Louisiana 70130.

         (c) Terms and Conditions Governing Letters of Credit. The terms and conditions governing the issuance of Letters of Credit by Bank on behalf of and for the account of Borrower shall be provided for by Bank in its standard form of Application for Stand-By Letter of Credit, a copy of which is attached hereto as Exhibit "A", with appropriate insertions and such additional terms and conditions governing the issuance of specific Letters of Credit as may be agreed upon by Borrower and Bank at the time of Borrower's request to Bank for the issuance thereof. Letters of Credit may be issued at any time prior to the Revolving Credit Facility Termination Date. Each such Letter of Credit shall have a term not to exceed a period of four years from Effective Date of this Agreement.

         (d) Notes Evidencing Borrowings. The Revolving Credit Facility shall be evidenced by a promissory note of Borrower payable to the order of Bank in the original principal amount of TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00) in the form set forth as Exhibit "B" to this Agreement (the note, together with any and all renewals, modifications, extensions, amendments, supplements and/or substitutions therefor being referred to as the "Note"), with appropriate insertions, shall be dated the date hereof and shall be payable in full on August 31, 2000. All Advances made by Bank to Borrower pursuant to this Agreement and all payments of principal shall be recorded by Bank on the schedule attached to the Note, and shall constitute prime facie evidence of the accuracy of the information therein recorded. Bank's failure to record or to record correctly such Advances shall in no way affect Borrower's obligation to repay same.

         (e) Revolving Credit Facility Maturity Date. The Revolving Credit Facility Maturity Date shall be August 31, 2000 at which time the entire principal balance and all accrued interest owed under the Revolving Credit Facility shall be due and payable in full.

         SECTION 2.3      NON-REVOLVING LC FACILITY.

         (a) Non-Revolving LC Facility Terms. Upon and subject to the terms and conditions hereof, and upon completion of the Stand-by Letter of Credit Application containing the same terms and conditions as the MII Letters of Credit, Bank agrees to issue for the account of Borrower, performance and retainage Letters of Credit to substitute and replace Letters of Credit which are currently issued for the account of MII on behalf of Borrowers (the "MII Letters of Credit"), not to exceed the Maximum Non-Revolving LC Facility Loan Amount. The amount of the Non-Revolving LC Facility shall be permanently reduced by the amount of each of the Letters of Credit upon the existing maturity of each such Letter of Credit as set forth below:

         (i) Letter of Credit maturing January 1, 1998 shall reduce the non-revolving LC Facility by $1,593,485.10,

         (ii) Letters of Credit maturing March 9, 1998 shall reduce the non-revolving LC Facility by $2,483,075.40,

         (iii) Letter of Credit maturing November 20, 1998 shall reduce the non-revolving LC Facility by $532,164.00,

         (iv) Letter of Credit maturing January 3, 2000 shall reduce the non-revolving LC Facility by $2,415,704.00.

         (b) Non-Revolving LC Facility Maturity Date. The Non-Revolving LC Facility Maturity Date shall be January 3, 2000 at which time Borrower shall reimburse Bank for all principal amounts drawn under each outstanding Letter of Credit, including interest thereon, owed under the Non-Revolving LC Facility, shall be due and payable in full.

         SECTION 2.4      INTEREST AND FEES.

         (a) INTEREST. In the absence of an Event of Default, the unpaid principal of the Loans shall bear interest on all funds advanced from the date of disbursement by Bank to the date repaid by Borrower, at a floating rate equal to either the Prime Rate, adjusted daily, or the LIBO Rate, or some combination thereof, as specified in Section 2.4(f) below. Accrued interest under Prime Rate Advances will be due and payable quarterly in arrears on the last day of each March, June, September and December commencing September 30, 1997. Accrued interest under the LIBO Rate Advances will be due and payable at the end of each Interest Period. Interest after the Termination Date of the Loans, for any reason whatsoever, shall be increased to the Default Rate and shall be payable on demand.

         (b) LETTER OF CREDIT FEE Upon the issuance of a Letter of Credit by Bank on behalf of and for the account of Borrower, a fee of seven-eighths (7/8) of one percent (1%) per annum on the principal amount of such Letter of Credit shall be payable annually by Borrower for the number of days such Letter of Credit is to remain outstanding. The first payment shall be due on the date of issuance and subsequent payments shall be due on the anniversary date of the issuance of the Letter of Credit for as long as the Letter of Credit remains outstanding.

         (c) UNDISBURSED COMMITMENT FEE A fee on the average daily amount of the Unused Commitment, during the period for which payment is made, of three-eighths (3/8) of one percent (1%) per annum shall be payable by Borrower quarterly in arrears on the last day of each March, June, September and December commencing December 31, 1997, and continuing until maturity.

         (d) DEFAULT RATE. If an Event of Default shall occur in the payment on or before the due date of any principal or interest due hereunder or under any of the other Loan Documents, including, without limitation, the Note, Borrower will pay interest then (retroactively) from the date of the Event of Default on such payment up to the date of the actual payment (as well after as before judgment) at the Default Rate, without regard to whether there has been an acceleration of the payment of principal. Such interest at the Default Rate shall be payable on demand.

         (e) METHOD OF CALCULATING INTEREST AND FEES. Interest at the Prime Rate and any fee shall be computed on the basis of a year consisting of 365 days and paid for actual days elapsed, and interest at the LIBO Rate shall be computed on the basis of a year consisting of 360 days.

         (f) INTEREST RATE OPTIONS. Until an Event of Default occurs, Borrower shall have the following interest rate options:

         (i)     Revolving Credit Advances to Borrower may from time to time be
                 (i) LIBO Rate Advances, (ii) Prime Rate Advances, or (iii) any combination thereof, as requested by Borrower, with respect to Advances and notices to Bank in accordance with paragraphs
                 (ii), (iii), and (iv) below; provided that no Advance shall be made to Borrower as a LIBO Rate Advance under the Revolving Credit Facility after the day that is one month prior to the Revolving Credit Facility Termination Date. For purposes of this paragraph, (i), an Advance shall be deemed "made" upon an initial borrowing by Borrower under paragraph (ii) below, any conversion of such Advance under paragraph (iii) below, and upon any continuation of such Advance under paragraph (iv) below.

         (ii) With respect to any new Advance, Borrower shall provide Bank with telephonic notice of its intended borrowing, which notice must be received by Bank prior to 10:00 a.m., New Orleans time, at least two (2) Business Days prior to the requested Borrowing Date, which notice shall specify (x) the amount to be borrowed, (y) the requested Borrowing Date, (z) whether the borrowing is to be of LIBO Rate Advances or Prime Rate Advances or a combination thereof, (aa) the respective amounts of each such type of Advance, and (bb) if the borrowing is to be entirely or partly of LIBO Rate Advances, the respective lengths of the Interest Periods therefor.

         (iii) Borrower may elect from time to time to convert any of its LIBO Rate Advances to Prime Rate Advances by giving Bank telephonic notice of such election, which notice must be received by Bank prior to 10:00 a.m., New Orleans time, at least two (2) Business Days prior to the requested conversion; provided that any such conversion, of LIBO Rate Advances shall only be made on the last day of an Interest Period with respect thereto. Borrower may elect from time to time to convert any of its Prime Rate Advances to LIBO Rate Advances by giving Bank telephonic notice of such election, which notice must be received by Bank prior to 10:00 a.m., New Orleans time, at least two (2) Business Days prior to the requested conversion. Any such notice of conversion to LIBO Rate Advances shall specify the length of the initial Interest Period thereof and the amount of the Prime Rate Advance to be converted. All or any part of Borrower's outstanding LIBO Rate Advances or Prime Rate Advances may be converted as provided herein; provided that (i) no Prime Rate Advance may be converted into a LIBO Rate Advance when any Event of Default has occurred and is continuing, (ii) partial conversions of Prime Rate Advances to LIBO Rate Advances shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,00 in excess thereof, (iii) partial conversions of LIBO Rate Advances to Prime Rate Advances shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, and (iv) no Prime Rate Advance under the Revolving Credit Facility may be converted into a LIBO Rate Advance after the date that is one month prior to the Revolving Credit Facility Termination Date.

         (iv) Any LIBO Rate Advances may be continued as such upon the expiration of an Interest Period with respect thereto by Borrower giving Bank telephonic notice, which notice must be received by Bank prior to 10:00 a.m., New Orleans time, at least two (2) Business Days prior to the requested continuation; provided, that (a) no LIBO Rate Advance may be continued as such when any Event of Default has occurred and is continuing, (b) no LIBO Rate Advances under the Revolving Credit Facility may be continued as such after the date which is one month prior to the Revolving Credit Facility Termination Date, and (c) any such continuation shall be made only if, after giving effect thereto, paragraph (v) shall not be contravened. If Borrower shall fail to give such notice or if such continuation is not permitted, then Borrower shall be deemed to have requested that the LIBO Rate Advance be converted automatically to a Prime Rate Advance on the last day of the then current Interest Period with respect thereto.

         (v) All borrowings, conversions and continuations of Advances hereunder by Borrower and all selections of Interest Periods hereunder by Borrower shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Advances to Borrower constituting each LIBO Rate tranche (i.e., LIBO Rate Advances made on the same day and having the same Interest Period) shall be equal to $500,000 or a whole multiple of

                 $100,000 in excess thereof. If Borrower has no Prime Rate Advances outstanding, Borrower may have a maximum of five (5) LIBO Rate tranches in aggregate in effect at any one time, and, if Borrower has Prime Rate Advances outstanding, Borrower may have a maximum of four (4) LIBO Rate tranches in aggregate in effect at any one time.

         (vi) Each determination of an interest rate by Bank pursuant to any provision of this Agreement shall be conclusive and binding on Borrower in the absence of manifest error. Bank shall, at the request of Borrower, deliver to Borrower a statement showing the quotations used by Bank in determining the LIBO Rate.

         (vii) If prior to the first day of any Interest Period, Bank shall have determined (which determination shall be conclusive and binding upon Borrower) that either:

                 (a) adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

                 (b) the interest rate determined for such Interest Period does not adequately and fairly reflect the cost to Bank of making, maintaining or funding its LIBO Rate Advances during such Interest Period, in either case with respect to (i) proposed Advances that Borrower has requested be made as LIBO Rate Advances, (ii) LIBO Rate Advances that will result from the requested conversion of Prime Rate Advances into LIBO Rate Advances, or (iii) the continuation of LIBO Rate Advances beyond the expiration of the then current Interest Period with respect thereto; then Bank shall give telephonic notice thereof to Borrower as soon as practicable thereafter. Unless Borrower notifies Bank upon receipt of such notice that it wishes to rescind or modify its request, Bank shall arrange that (x) any affected LIBO Rate Advances requested by Borrower shall be made as Prime Rate Advances, (y) any Prime Rate Advances to Borrower that were to have been converted to LIBO Rate Advances shall be continued as, or converted to, Prime Rate Advances, and (z) all outstanding LIBO Rate Advances to Borrower shall be converted, on the last day of the then current Interest Period with respect thereto, to Prime Rate Advances. Until such notice has been withdrawn by Bank, no further LIBO Rate Advances shall be made to Borrower, nor shall Borrower have the right to convert Prime Rate Advances to LIBO Rate Advances.

         (g) CONVERSION OF LIBO RATE DUE TO CHANGE OF LAWS OR IMPOSSIBILITY Notwithstanding any other provision in this Agreement, if the adoption of or any change in any law or regulation or in the interpretation or application thereof (whether or not having the force of law) shall make it unlawful or impossible for Bank to make, maintain or fund LIBO Rate Advances as contemplated by this Agreement: (a) the commitment of Bank hereunder to make LIBO Rate Advances, continue LIBO Rate Advances as such and convert Prime Rate Advances to LIBO Rate Advances shall forthwith be canceled; (b) the Advances then outstanding as LIBO

Rate Advances, if any, shall be converted automatically to Prime Rate Advances on the respective last days of the then current Interest Periods with respect to such Advances or within such earlier period as required by law; and (c) Borrower shall pay Bank such amounts, if any, as may be required pursuant to paragraph (h) below.

         (h) LIBO RATE INDEMNITY Borrower agrees to indemnify Bank and to hold Bank harmless from any loss or expense which Bank may sustain or incur as a consequence of (a) the making by Borrower of a prepayment (whether mandatory or optional) or any other payment of a LIBO Rate Advance on a day which is not the last day of the Interest Period with respect thereto, and/or (b) the conversion, whether voluntary or involuntary, of a LIBO Rate Advance into a Prime Rate Advance pursuant to this Section, 2.4(f), or otherwise on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case any such loss or expense arising from the reemployment of funds obtained by it to maintain its LIBO Rate Advances hereunder or from fees payable to terminate the deposits from which such funds were obtained. This covenant shall survive the termination of this Agreement and the payment of the Advances and all other obligations hereunder.

         SECTION 2.5 PAYMENTS, PREPAYMENTS, AND REDUCTION OR TERMINATION OF THE REVOLVING CREDIT FACILITY.

         (a) METHOD OF PAYMENT. All payments of principal, interest and other amounts to be made by Borrower under this Agreement, or the Note or other Loan Documents shall be made to Bank, for the account of Bank, at 313 Carondelet Street, New Orleans, Louisiana 70130 (or at such other address as Bank may notify Borrower in writing), in immediately available funds, without setoff, deduction or counterclaim, not later than 2:00 p.m. (New Orleans, Louisiana time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day) and, in the case of payments of principal under the Revolving Credit Facility, in an amount of at least $100,000.00, or an integral multiple thereof. Borrower shall, at the time of making each such payment, specify to Bank the sums payable by Borrower under this Agreement, the Notes or other Loan Documents to which such payment is to be applied. Notwithstanding the foregoing sentence, unless and until an Event of Default shall have occurred and be continuing (in which event such payments shall be applied by Bank in their sole discretion), all payments received by Bank shall be applied first to the payment of all amounts (except principal and interest) at the time due and unpaid hereunder or under any of the other Loan Documents, then to interest hereon or thereon accrued to the date of payment and finally to the unpaid principal hereunder or thereunder. Whenever any payment under this Agreement, the Notes or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

         (b) PAYMENTS WITHOUT DEDUCTION. Borrower shall pay principal, interest and other amounts under, and in accordance with the terms of, this Agreement, the Note and the other Loan

Documents free and clear of and without deduction for any and all present and future taxes, levies, imposts, deductions, charges, withholdings and all other liabilities whatsoever.

         (c) REDUCTION OF CREDIT. Borrower may from time to time, upon at least three (3) Business Day's prior telephonic notice (confirmed in writing) to Bank, permanently reduce the amount of the Commitment, provided that at no time may the Commitment be reduced by Borrower to an amount less than the sum of the outstanding principal of all Advances and the undrawn amount of Letters of Credit. Any such reduction of the Commitment shall be in an amount of $100,000.00 or an integral multiple thereof.

         SECTION 2.6 INDEMNITY. Borrower shall indemnify and hold Bank harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements, including those incurred upon any appeal) which may be instituted or asserted against or incurred by Bank as the result of its having entered into any of the Loan Documents or extended credit hereunder; provided, however, that Borrower shall not be liable for such indemnification to such indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from such indemnified Person's gross negligence or willful misconduct.

         SECTION 2.7 ACCESS. Bank and any of its officers, employees and/or agents shall have the right, exercisable as frequently as Bank reasonably determines to be appropriate, during normal business hours (or at such other times as may reasonably be requested by Bank), to inspect the properties and facilities of Borrower or Guarantor and to inspect, audit and make extracts from all of Borrower's and Guarantor's records, files and books of account. Borrower and Guarantor shall deliver any document or instrument reasonably necessary for Bank to obtain records from any service bureau maintaining records for Guarantor and/or Borrower, and shall maintain duplicate records or supporting documentation on media, including, without limitation, computer tapes and discs owned by Borrower and Guarantor. Borrower and Guarantor shall instruct their banking and other financial institutions to make available to Bank such information and records as Bank may reasonably request.

                                  ARTICLE III
                              CONDITIONS PRECEDENT

         SECTION 3.1. CONDITIONS TO LOANS. Notwithstanding any other provision of this Agreement and without affecting in any manner the rights of Bank hereunder, unless and until the hereinbelow set forth conditions are satisfied and there shall have been delivered to Bank, evidence in form and substance satisfactory to Bank, Borrower shall have no rights to obtain any Advances or Letters of Credit pursuant to this Agreement, and Bank shall not be obligated to make the funding of the Loans hereunder, the conditions being the receipt by Bank of the following:

         (a) COMPLETION OF INITIAL PUBLIC OFFERING OF GUARANTOR. The Effective Date of this Agreement shall be the day of the completion of the Initial Public Offering ("IPO") of Guarantor, and the contribution by Guarantor to Borrower of the net proceeds of the IPO, provided that a minimum of $12,000,000.00 of the proceeds of the IPO is contributed by Guarantor to Borrower. Borrower will not be permitted to request any Advances, or the issuance of any Letters of Credit, until the completion of the IPO and receipt by Borrower of the net proceeds of $12,000,000.00. Of the $12,000,000.00 contributed to Borrower, Borrower shall be permitted to pay $7,000,000.00 to MII (i) $700,000.00 of which shall be for the purchase of 18 acres of land including the land and buildings leased by Borrower from MII, and (ii) $6,300,000.00 of which shall be for the surrender of MII's rights under the Shareholders Agreement dated November 30, 1992 between McDermott Incorporated and Universal Partners, Inc. and the Put/Call Agreement dated November 30, 1992 between McDermott Incorporated and Universal Partners, Inc. In the event that the IPO of Guarantor does not occur or the net proceeds to Borrower do not reach the sum of $12,000,000.00, this Agreement shall terminate and no longer be in effect.

         (b) LOAN DOCUMENTATION. The Loan Documents (and all documents related thereto), each prepared to the satisfaction of counsel for Bank, duly executed by an authorized officer of Borrower and/or Guarantor;

         (c) NOTE. Borrower's duly executed Note payable to the order of Bank.

         (d) RESOLUTIONS. Resolutions of the board of directors of Borrower and Guarantor, certified by the Secretary or Assistant Secretary of Borrower and Guarantor, as of the Closing Date, to be duly adopted and in full force and effect on such date, authorizing (i) the consummation of each of the transactions contemplated by the Loan Documents and (ii) specific officers to execute and deliver this Agreement and the other Loan Documents.

         (e) GOVERNMENTAL CERTIFICATES. Governmental certificates, dated the most recent practicable date prior to the Closing Date, showing that Borrower and Guarantor are organized and in good standing in the jurisdiction of their organization and are qualified as a foreign corporation and in good standing in all other jurisdictions in which they are qualified to transact business.

         (f) FINANCIAL STATEMENT CERTIFICATION. The financial statements referred to in Section 4.5, each certified by the chief financial officer of Borrower.

         (g) CERTIFICATION OF CHIEF FINANCIAL OFFICER. Certificates of either the chief financial officer or the chief executive officer of Borrower and Guarantor, satisfactory in form and substance to Bank, stating that, as of the Closing Date, to the best of their knowledge, no Material Adverse Effect has occurred to the business, operations, prospects, properties or financial or other condition of Guarantor and its Subsidiaries and Borrower taken as a whole since June 30, 1997.

         (h) CERTIFICATE OF CHIEF EXECUTIVE OFFICER. A certificate of either the chief executive officer or chief financial officer of Borrower and Guarantor, satisfactory in form and substance to Bank, stating (i) that all of the representations and warranties contained herein or in any of the Loan Documents are correct on and as of the Closing Date as though made on and-as of such date, and no event has occurred and is continuing, or would result from the Revolving Credit Advance if made on the Closing Date, which constitutes or would constitute a Default or an Event of Default, (ii) that Bank has a copy of each agreement or plan or, if not available, a summary thereof, providing for employment, severance, deferred payments, bonus payments or accruals, profit sharing arrangements, stock option or stock appreciation rights, incentive payments, pension or employment benefit contributions or similar payments or arrangements for the benefit of Borrower's management personnel, which has been approved by Bank.

         (i) CERTIFICATE OF INCUMBENCY AND SIGNATURES. Certificates of the Secretary or an Assistant Secretary of Borrower and Guarantor, dated the Closing Date, as to the incumbency and signatures of the officers of Borrower and Guarantor executing this Agreement, the Note, any of the Loan Documents and other ancillary agreements and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

         (j) ATTORNEY OPINION. The opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., counsel to Borrower and Guarantor, addressed to Bank, to the effect that (a) Borrower and Guarantor are corporations duly organized, validly existing and in good standing under the laws of the State of their incorporation and qualified as a foreign corporation in good standing in the State of Louisiana; (b) Borrower has full power to execute, deliver and perform its obligations under this Agreement, the Notes and the Loan Documents to which it is a party; (c) Guarantor has full power to execute, deliver and perform its obligations under this Agreement and the Loan Documents to which it is a party; (d) such actions have been duly authorized by all necessary corporate action, and are not in conflict with any provision of law or of the charter or by-laws of Borrower or Guarantor, nor to the best of counsel's knowledge, in conflict with any agreement binding upon Borrower or Guarantor; and (e) this Agreement, the Notes, and the Loan Documents are the legal and binding obligations of Borrower and Guarantor enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, reorganization, moratorium or similar laws.

         (k) PAYMENT OF FEES AND EXPENSES. Payment by Borrower of all reasonable fees and expenses of Bank's counsel.

         (l) ADDITIONAL INFORMATION. Such additional information and materials as Bank may reasonably request, including, without limitation, copies of any debt agreements, security agreements and other material contracts.

         SECTION 3.2. CONDITIONS TO EACH ADVANCE AND/OR LETTER OF CREDIT. It shall be a further condition to and funding of an Advance and/or issuance of a Letter of Credit that the following statements shall be true on the date of each such funding or issuance:

         (a) CONTINUATION OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Borrower and Guarantor contained herein or in any of the Loan Documents shall be correct on and as of the date of each such Advance and/or issuance of a Letter of Credit as though made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date and for changes therein permitted and contemplated by this Agreement.

         (b) NO EVENT OF DEFAULT. No event shall have occurred and be continuing, or would result from the funding of any Advance and/or issuance of a Letter of Credit, which constitutes or would constitute a Default or an Event of Default.

         (c) MAXIMUM ADVANCES. The aggregate unpaid principal amount of the Revolving Credit Facility after giving effect to funding such Advance or the issuance of such Letter of Credit, shall not exceed the Maximum Revolving Credit Facility Loan Amount.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF BORROWER

         Borrower represents and warrants to Bank that:

         SECTION 4.1. CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Borrower and Guarantor (i) are corporations duly organized, validly existing and in good standing under the laws of the state of their incorporation; (ii) are duly qualified as foreign corporations and in good standing under the laws of each jurisdiction where the failure to be so qualified would have a Material Adverse Effect; (iii) have the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate their properties, to lease the property they operate under lease, and to conduct their business as now, heretofore and proposed to be conducted; (iv) have all licenses, permits, consents or approvals from or by, and have made all filings with, and have given all notices to, all governmental authorities having jurisdiction, to the extent required for such ownership, operation and conduct;
(v) are in compliance with their certificate or articles of incorporation and by-laws; and (vi) are in compliance with all applicable provisions of law where the failure to comply would have a Materially Adverse Effect on the business, operations, prospects, assets or financial or other condition of Borrower and Guarantor, and Borrower and Guarantor's ability to pay the obligations in accordance with the terms thereof.

         SECTION 4.2. EXECUTIVE OFFICES. The current location of Borrowers and Guarantor's executive offices and principal place of business is set forth on Schedule 4.2 hereto.

         SECTION 4.3. SUBSIDIARIES. Borrower has no Subsidiaries. Borrower is Guarantor's only Subsidiary.

         SECTION 4.4. CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The execution, delivery and performance by Borrower and Guarantor of the Loan Documents, and all instruments and documents to be delivered by Borrower and Guarantor, to the extent they are parties thereto, hereunder and thereunder: (i) are within Borrower's and Guarantor's corporate power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of Borrower's or Guarantor's respective certificates or articles of incorporation or by-Laws; (iv) will not violate any material law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower or Guarantor are a party or by which Borrower or Guarantor or any of their property is bound which conflict, breach, termination, default or acceleration would have a Material Adverse Effect; (vi) will not result in the creation or imposition of any Lien upon any of the property of Borrower or Guarantor, and (vii) do not require the consent or approval of any governmental body, agency, authority or any other Person. At or prior to the Closing Date, each of the Loan Documents shall have been duly executed and delivered for the benefit of or on behalf of Borrower and Guarantor, as the case may be, and upon the Effective Date each shall then constitute a legal, valid and binding obligation of Borrower and Guarantor, to the extent they are parties thereto, enforceable against them in accordance with its terms except as may be limited by applicable bankruptcy laws and general principles of equity.

         SECTION 4.5.     FINANCIALS AND PROJECTIONS.

         (a) BORROWER'S FINANCIALS Borrower's audited financial statement as of March 31, 1997, a copy of which has been furnished to Bank, has been prepared in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year and period, presents fairly the financial condition of Borrower as of such date and the results of its operations for the periods then ended. Borrower's unaudited financial statement as of June 30, 1997, a copy of which has been previously furnished to Bank, except for the absence of footnotes normally associated with financial statements prepared in accordance with GAAP, has been prepared in conformity with GAAP and presents fairly the financial condition of Borrower as of such date and the results of its operations for the periods then ended. Since March 31, 1997, there has been no material adverse change in Borrower's financial condition.

         (b) GUARANTOR'S FINANCIALS Audited financials of Guarantor as of March 31, 1997, a copy of which has been furnished to Bank prior to the date of this Agreement, have been prepared in accordance with GAAP.

         SECTION 4.6 LITIGATION. To the best of Borrower's knowledge, after due inquiry, no litigation or governmental proceedings are pending or threatened against Borrower, the results of which might materially affect Borrower's financial condition or operations, except those referred to in a schedule furnished contemporaneously herewith and attached hereto as Schedule 4.6. Other than any liability incident to such litigation or proceedings or provided for or disclosed in the financial statements referred to in Section 4.5, Borrower does not have any material contingent liabilities.

         SECTION 4.7 LIENS. None of the assets of Borrower are subject to any Lien except the Permitted Liens.

         SECTION 4.8 PURPOSE. (a) The proceeds of the Revolving Credit Facility shall be used by Borrower for general corporate purposes including acquisitions and capital expenditures and for the issuance of certain Standby Letters of Credit, including performance and retainage letters of credit, and
(b) the proceeds of Non-Revolving LC Facility shall be used for the reissuance for the account of Borrower of certain performance and retainage Letters of Credit which are currently issued for the account of MII on behalf of Borrower.

         SECTION 4.9 USE OF PROCEEDS; MARGIN SECURITIES. Borrower is not engaged in the business of purchasing or selling margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or extending credit to others for the purpose of purchasing or carrying margin stock and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any margin stock or for any other purpose which would violate any of the margin regulations of such Board of Governors.

         SECTION 4.10 COMPLIANCE WITH ERISA. Borrower is in compliance with all statutes and governmental rules and regulations applicable to it, including, without limitation, ERISA. No condition exists or event or transaction has occurred in connection with any Plan, which could result in Borrower's incurring any material liability, fine or penalty. No Reportable Event (as defined in ERISA) has occurred with respect to any such Plan. Borrower has not withdrawn from any such Plan or initiated steps to do so and no steps have been taken to terminate any such Plan.

         SECTION 4.11 CONSENTS. No consent, approval or authorization of, or registration or declaration with, any federal or state governmental authority or other regulatory agent for the validity of the execution and delivery or for the performance by Borrower of the Loan Documents is required.

         SECTION 4.12 TAXES. All Federal, state, local, foreign, and franchise tax returns, reports and statements required to be filed by Borrower and Guarantor have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all Charges and other impositions shown thereon to be due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid, or has reserved reasonable amounts for such Charges, fines, interest, loss, late charges and/or interest upon the books of such company as the case may be.

Borrower and Guarantor have paid when due and payable all requisite Charges on its income, business, property or operations, including income taxes, franchise taxes, real and personal property taxes, inventory and merchandise taxes, capital stock taxes, sales and use taxes, value added taxes, excise taxes, transfer taxes, employee income withholding, social security and unemployment taxes, and interest and penalties thereon, or has reserved reasonable amounts for such taxes, interest and/or penalties upon the books of such company, as the case may be. Proper and accurate amounts have been withheld by Borrower from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Federal, state, local and foreign law and such withholdings have been paid to the respective governmental agencies.

         SECTION 4.13 OPERATION OF BUSINESS. Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and Borrower is not in violation of any valid rights of others with respect to any of the foregoing.

         SECTION 4.14 RIGHTS IN PROPERTIES; LIENS. Borrower has good and indefeasible title to its properties and assets, real and personal, including the properties and assets reflected in the financial statements, and none of the properties, assets or leasehold interests of Borrower is subject to any Lien, except for Permitted Liens.

         SECTION 4.15 DEBT. Borrower has no Debt, except as disclosed in the financial statements described in Section 4.5 hereof and as otherwise permitted by this Agreement.

         SECTION 4.16 DISCLOSURE. No statement, information, report, representation or warranty made by Borrower in this Agreement or in any of the other Loan Documents or furnished by Borrower to Bank in connection with the negotiation or preparation of this Agreement, or any amendment hereto, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower that has not been disclosed in writing to Bank which has a Material Adverse Effect, or which might in the future have a Material Adverse Effect, on the business, assets, financial condition or operations of Borrower.

         SECTION 4.17 REGISTERED OFFICE; PRINCIPAL PLACE OF BUSINESS; The principal place of business, chief executive office and registered office of Borrower and the place where Borrower keeps its books and records are located 5007 Port Road, New Iberia, Louisiana 70562. Borrower has never done any business from any location other than as set forth in this Section.

         SECTION 4.18 INVESTMENT COMPANY ACT. Borrower and Guarantor are not an "Investment Company" within the meaning of the Investment Company Act of 1940, as amended.

         SECTION 4.19 OTHER AGREEMENTS. Borrower and Guarantor are not parties to any indenture, loan or credit agreement, or to any lease or other agreement or instrument, or subject to any charter of corporate restriction which would violate the terms of this Agreement. Borrower is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument which would reasonably have a Material Adverse Effect.

         SECTION 4.20 COMPLIANCE WITH LAW. Borrower is in compliance with all laws, rules, regulations, orders and decrees which are applicable to Borrower, or any of their respective properties. Without limiting the generality of the foregoing:

         (a) EMPLOYMENT MATTERS. Borrower is in full compliance with all applicable laws, rules, regulations and governmental standards regarding employment, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act, as amended (29 U.S.C. Sections 201-219), and the regulations promulgated thereunder, the non-compliance of which would reasonably have had a Material Adverse Effect.

         (b)     ENVIRONMENTAL MATTERS.

                 (i) Borrower and all of their respective properties, assets and operations are in compliance with all Environmental Laws, the non-compliance of which would reasonably have had a Material Adverse Effect. Borrower is not aware of or has not received notice of, any past, present or future conditions, events, activities, practices or incidents which may interfere with or prevent the compliance or continued compliance of Borrower with all Environmental Laws.

                 (ii) Borrower has obtained, or is in the process of obtaining, all permits, licenses and authorizations and has filed all plans which are required under Environmental Laws in order to conduct its business and/or own its properties and assets including, without limitation, all Louisiana air emission permits required under any Environmental Law in order to conduct Borrower's business and/or own its assets or properties.

                 (iv) No Hazardous Substances or Solid Wastes exist on, about or within or have been used, generated, stored, transported, disposed of on, or released from any of the properties or assets of Borrower except in substantial compliance with Environmental Laws.

         SECTION 4.21 CORPORATE NAME. The exact corporate name of Borrower as it appears in its articles of incorporation is as set forth in the introduction of this Agreement and Borrower has never done any business in any location under any other name.

         SECTION 4.22 TAXPAYER I.D. NUMBERS. Borrower's Federal Taxpayer Identification Number is 72-1382998.

         SECTION 4.23 CONTINUING REPRESENTATIONS AND WARRANTIES. Each request by Borrower for an Advance shall constitute a representation and warranty by Borrower as of the date of such request for an Advance that all representations and warranties made herein are correct on and as of such Borrowing Date as if made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date and for changes therein permitted and contemplated by this Agreement.

         SECTION 4.24 CONTINUING VALIDITY AND ENFORCEABILITY OF GUARANTY. The Guaranty executed and delivered by Guarantor at the time of this Agreement is and shall remain in full force and effect.

                                   ARTICLE V
                             AFFIRMATIVE COVENANTS

         From the Effective Date of this Agreement and thereafter until the Termination Date, and until the Note and other liabilities of Borrower hereunder are paid in full and all other obligations and liabilities under the Loan Documents are performed and paid in full, Borrower agrees that it will:

         SECTION 5.1 FINANCIAL STATEMENTS AND RECORDS. Borrower shall furnish to Bank:

         (a) promptly after the sending or filing thereof, copies of all reports which Guarantor sends to any of its public security holders, and copies of all Forms 10-K, 10-Q and 8-K, Schedules 13E-4 (including all exhibits filed therewith) and registration statements, and any other filings or statements that Guarantor files with the Securities and Exchange Commission or any national securities exchange;

         (b) within one hundred twenty (120) days after the end of each fiscal year, a copy of Borrower's audited financial statements (describing assets, liabilities, and results of operations for Borrower), audited by independent certified public accountants of nationally recognized standing selected by Borrower and reasonably satisfactory to Bank, prepared in conformity with GAAP;

         (c) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter, a copy of the quarterly unaudited financial statements of Borrower prepared in reasonable detail and in accordance with GAAP applied consistently throughout the period reflected therein;

         (d) as soon as available, but in any event within thirty (30) days after the end of each month a monthly aging of accounts receivable certified by the chief executive officer or the chief financial officer of Borrower reflecting accounts receivable according to payor mix in the following categories: 0-30 days; 31-60 days; 61-90 days; 91 days and over of Borrower's accounts receivable;

         (e) as soon as available, but in any event within forty-five (45) days after the end of a fiscal quarter, a compliance certificate, in form acceptable to Bank, setting forth the calculations of all financial covenants and certifying as to the accuracy of all calculations and Borrower's compliance with all financial covenants; and

         (f) Borrower shall provide to Bank, within 14 Business Days after request, such other information respecting Guarantor's or Borrower's business, financial condition or prospects as Bank may, from time to time, reasonably request.

         (g) Guarantor and Borrower authorize Bank to communicate directly with their independent certified public accountants, with notice to Borrower and Guarantor, and authorize those accountants to disclose to Bank any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of Guarantor and Borrower.

         (h) Borrower and Guarantor shall permit access by Bank to the books and records and other property of Borrower and Guarantor during normal business hours and upon reasonable notice and permit Bank to make copies of said books and records.

         SECTION 5.2 MAINTENANCE OF, EXISTENCE AND CONDUCT OF BUSINESS. Guarantor and Borrower shall:

         (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises; Guarantor and Borrower shall notify Bank immediately if there is a change in Guarantor or Borrower's corporate structure;

         (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder,

         (c) at all times maintain, preserve and protect all of its trademarks and trade names, and preserve all the remainder of its property in use or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make or cause to be made, all needful and proper repairs, renewals and replacements, betterments and improvements thereto consistent with industry practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and

         (d) transact business and invoice all accounts in such names as Borrower may from time use in conducting its businesses.

         SECTION 5.3      PAYMENT OF OBLIGATIONS.

         (a) Borrower shall (i) pay and discharge or cause to be paid and discharged all its Indebtedness, including, without limitation, all the Obligations, as and when due and payable, subject to the restrictions set forth in this Agreement, and (ii) pay and discharge or cause to be paid and discharged promptly all (x) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed), and (y) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become in default.

         (b) Borrower may in good faith contest, by proper legal actions or proceedings, the validity or amount of any contested Indebtedness, Charges or claims, provided that at the time of commencement of any such action or proceeding, and during the pendency thereof (i) no Default or Event of Default shall have occurred; (ii) adequate reserves with respect thereto are maintained on the books of Borrower, in accordance with GAAP; (iii) such contest operates to suspend collection of the contested Charges or claims and is maintained and prosecuted with diligence;(iv) Borrower shall promptly pay or discharge such contested Charges and all additional charges, interest, penalties and expenses, if any, and shall deliver to Bank evidence acceptable to Bank of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrower; and (v) Bank has not advised Borrower in writing that Bank reasonably believes that nonpayment or non-discharge thereof would have a Material Adverse Effect.

         (c) Notwithstanding anything to the contrary contained in Section 5.3(b) above, Borrower shall have the right to pay the Charges or claims described in Section 5.3(a)(ii) and in good faith contest by proper legal actions or proceedings, the validity or amount of such Charges or claims.

         SECTION 5.4.     FINANCIAL COVENANTS. Borrower agrees as follows:

         (a) Borrowers shall maintain at all times, such maintenance to be evidenced at the end of any fiscal quarter of Borrower;

                 (i) a ratio of current assets to current liabilities of no less than 1.5 to 1.0,

                 (ii) a Tangible Net Worth of not less than $8,750,000.00 plus (x) the total net proceeds from the IPO less $6,300,000.00 plus (y) 70% of the cumulative net income of Borrower for all quarters ending after June 30, 1997 in which net income for such quarter was positive, and (z) 100% of the proceeds to Borrower of any future public equity offering by Borrower, net of any related fees, commissions, expenses and other costs.

                 (iii) a ratio of Total Debt to Tangible Net Worth no greater than 0.5 to 1.0.

                 (iv) an Interest Coverage ratio of no less than 4.0 to 1.0, such ratio to be determined at the end of each fiscal quarter based on such fiscal quarter and the three immediately preceding fiscal quarters.

         SECTION 5.5. FEES. Borrower shall pay to Bank, on demand, any and all fees, costs or expenses arising out of or in connection with the forwarding to Borrower or any other Person on behalf of Borrower by Bank of proceeds of the Advances.

         SECTION 5.6. BOOKS AND RECORDS. Borrower shall keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP and on a basis consistent with the Financials referred to in Section 4 hereof.

         SECTION 5.7. LITIGATION. Borrower shall notify Bank in writing, promptly upon learning thereof, of any litigation commenced against Guarantor and/or Borrower, and of the institution against either of them of any suit or administrative proceeding that could be expected to have a Material Adverse Effect.

         SECTION 5.8. INSURANCE. Schedule 5.7 lists all insurance of any nature maintained by Borrower as well as a summary of the terms of such insurance. Borrower shall maintain insurance coverages, without limitation, fire, theft, burglary, public liability, property damage, product liability, workers' compensation, and insurance on all property and assets, all in amounts customary for the industry and under policies issued by insurers reasonably satisfactory to Bank. Borrower shall pay all insurance premiums payable by it.

         SECTION 5.9. COMPLIANCE WITH LAW. Borrower shall comply with all federal, state and local laws and regulations applicable to it, including, without limitation, ERISA, those regarding the collection, payment and deposit of employees, income, unemployment and Social Security Taxes and those relating to environmental matters where the failure to comply could be expected to have a Material Adverse Effect.

         SECTION 5.10. AGREEMENTS. Guarantor and Borrower shall perform, within all required time periods (after giving effect to any applicable grace periods), all of their obligations and enforce all of their rights under each agreement to which they are a party, including, without limitation, any leases to which any such company is a party, where the failure to perform and enforce would have a Material Adverse Effect. Guarantor and Borrower shall not terminate or modify, in any manner adverse to any such company any provision of any agreement to which it is a party which termination or modification could have a Material Adverse Effect.

         SECTION 5.11. SUPPLEMENTAL DISCLOSURE. From time to time as may be necessary (in the event that such information is not otherwise delivered by Borrower to Bank pursuant to this Agreement), so long as there are obligations outstanding hereunder, Borrower will supplement or amend each Schedule with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedule which has been rendered inaccurate thereby.

         SECTION 5.12. EMPLOYEE PLANS. Borrower shall fulfill its obligations under the minimum funding standards of ERISA and the Code, with respect to each Plan, and Borrower shall not take any action that would result in the termination of a Plan by the PBGC.

         SECTION 5.13. SEC FILINGS; CERTAIN OTHER NOTICES. Guarantor and Borrower shall furnish to Bank (i) promptly after the filing thereof with the Securities and Exchange Commission, a copy of each report, notice or other filing, if any, by Borrower and Guarantor with the Securities and Exchange Commission, and (ii) a copy of each written communication received by Borrower and/or Guarantor from or delivered by Borrower to the Securities and Exchange Commission.

         SECTION 5.14. COMPLIANCE WITH LEASES; ADDITIONAL MORTGAGES. Borrower shall comply with all of their obligations under all leases for, or hereafter entered into by it with respect to, real property.

         SECTION 5.15. GUARANTOR FUNDING. In the event Borrower receives notice from Bank that there are insufficient funds in Borrower's account to (i) make required principal and interest payments due under the Loans, or (ii) pay checks presented for payment, Guarantor shall immediately advance on the date of said notice, sufficient funds to Bank to remedy each and every shortage or reduce the Revolving Credit Facility to the Maximum Revolving Credit Facility Loan Amount. Funds advanced by Guarantor to Borrower shall be considered a contribution of capital to Borrower.

         SECTION 5.16. DEPOSIT ACCOUNTS. Borrower shall maintain all of its deposit accounts with Bank. Borrower and Guarantor shall direct their account debtors to make their payments to deposit accounts with Bank, and shall deposit the proceeds of all of their accounts receivables and all funds advanced in connection with the Agreement in accordance with this Agreement. Commencing with or on the Effective Date, Borrower and Guarantor will immediately, upon receipt, deposit all monies, checks, notes, drafts and all other payments which come into the possession or under the control of Borrower (or any of its shareholders, directors, officers, employees, agents or those Persons acting for or in concert with Borrower), (a) to Bank or (b) in the account designated by Bank.

                                   ARTICLE VI
                               NEGATIVE COVENANTS

         Guarantor and Borrower covenant and agree that, without the Bank's prior written consent, from and after the date hereof and until the Termination
Date:

         SECTION 6.1. MERGERS, ETC. Borrower shall not directly or indirectly, by operation of law or otherwise, merge with, consolidate with, or otherwise combine with, any Person nor form any Subsidiary.

         SECTION 6.2. INVESTMENTS; LOANS AND ADVANCES. Except for Permitted Investments and as otherwise permitted by Section 6.3 or 6.4 hereof, Guarantor and Borrower shall not make any investment in, or make or accrue loans or advances of money to any Person, through the direct or indirect holding of securities or otherwise; nor shall Guarantor and Borrower make loans to each other except (a) to the extent that the loans will not cause debt other than the Obligations to exceed $1,000,000.00, and (b) in connection with loans to shareholders or employees which shall not exceed the sum of $100,000.00 in the aggregate.

         SECTION 6.3. INDEBTEDNESS. Except as otherwise expressly permitted by this Agreement, neither Guarantor nor Borrower shall create, incur, assume or permit to exist any Debt, whether recourse or nonrecourse, and whether superior or junior, resulting from borrowings, loans, advances or the granting of credit, whether secured or unsecured, except (a) Indebtedness secured by Liens permitted under Section 6.9 hereof, (b) trade credit or other contractual obligations incurred to acquire goods, supplies, services, including, without limitation, obligations incurred to employees for compensation for services rendered in the ordinary course of business, or merchandise on terms similar to those granted to purchasers in similar lines of business as Borrower as of the date hereof and incurred in the ordinary and normal course of business, (d) lease payment obligations under leases which Borrower is not prohibited from entering into under the Loan Documents, (e) all deferred taxes, (f) all unfunded, pension fund and other employee benefit plan obligations and liabilities but only to the extent they are permitted to remain unfunded under applicable law, and (g) indebtedness existing on the date hereof listed on
Schedule 6.3 hereof or consented to by Bank. Notwithstanding the above, Borrower shall not incur any additional Debt subsequent to the Closing Date, other than (i) the Obligations and (ii) Debt not to exceed $1,000,000.

         SECTION 6.4. EMPLOYEE LOANS. Borrower shall not make or accrue any loans or other advances of money to any employee of Borrower in excess at any time of $100,000 in the aggregate for all such loans.

         SECTION 6.5. CAPITAL STRUCTURE. Borrower shall not issue or agree to issue any of their respective authorized but not outstanding shares of Stock (including treasury shares), except to Guarantor.

         SECTION 6.6. MAINTENANCE OF BUSINESS. Borrower shall not engage in any business other than the business currently engaged in by Borrower or a business incidental thereto or reasonably related thereto.

         SECTION 6.7.     TRANSACTIONS WITH AFFILIATES.

         (a) Neither Guarantor nor Borrower shall enter into or be a party to any transaction with any Affiliate of Borrower or Guarantor, except as otherwise provided herein or in the ordinary course of and pursuant to the reasonable requirements of Guarantor's, Borrower's or Affiliate's business and upon fair and reasonable terms that are fully disclosed to Bank and are no less favorable to Borrower than would obtain in a comparable arm's length transaction with a Person not an Affiliate of Borrower.

         SECTION 6.8. GUARANTIES. Guarantor shall not, and shall not permit Borrower, to make, issue, or become liable on any guaranty, except (a) guaranties in favor of Bank, (b) endorsements of instruments for deposit, and
(c) other guaranties of Debt, incurred in the ordinary course of business, not exceeding $1,000,000 at any time in the aggregate for Borrower and Guarantor collectively.

         SECTION 6.9. LIENS. Borrower shall not create or permit any Lien on any of its properties or assets except:

         (a) presently existing or hereinafter created Liens which have been disclosed to Bank on Schedule 6.9; and

         (b)     Permitted Liens.

         SECTION 6.10. SALES OF ASSETS. Borrower shall not sell, transfer, convey or otherwise dispose of any assets or properties or engage in any sale-leaseback or similar transaction involving any of such assets; provided, however, that the foregoing shall not prohibit:

         (a)     the sale of surplus or obsolete equipment and fixtures;

         (b) transfers resulting from any casualty or condemnation of assets or properties; and

         (c) sales in the ordinary course of business not to exceed $250,000.00 in any 12 month period.

         SECTION 6.11. CANCELLATION OF INDEBTEDNESS. Borrowers shall not cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

         SECTION 6.12. HEDGING TRANSACTIONS. Borrower shall not engage in any speculative transactions involving commodity options or futures contracts, including, without limitation, any speculative interest rate hedging or similar transaction.

         SECTION 6.13. RESTRICTED PAYMENTS. Borrowers shall not make any Restricted Payments during the existence of the Loans without the consent of the Bank.

         SECTION 6.14. GUARANTOR'S OWNERSHIP OF BORROWER. Guarantor shall not sell, transfer, convey or assign any of its interest in Borrower, without prior written consent of Bank.

                                  ARTICLE VII
                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

         The following events shall constitute Events of Default hereunder and under the Loans, individually and collectively, and under all other Loan
Documents:

         SECTION 7.1 PAYMENT. Default in the payment of principal on the Note when due, or default in the payment of any interest on the Note or any expense or fee hereunder or under any of the other Loan Documents, which default shall continue for a period of five (5) days following written notice thereof to Borrower from Bank;

         SECTION 7.2 OTHER INDEBTEDNESS. Any other Indebtedness of Borrower is not paid at maturity or becomes due and payable prior to its expressed maturity by reason of any default by Borrower in the performance or observance of any Obligation or condition thereunder which default shall continue for a period of thirty (30) days following written notice thereof to Borrower from Bank;

         SECTION 7.3 OTHER DEFAULT. Any default of any other obligation of Borrower under the terms of any note or notes, mortgage, indenture, loan agreement or security document of Borrower, including, without limitation, any of the Loan Documents, which default shall continue for a period of thirty (30) days following written notice thereof to Borrower from Bank, it being expressly understood and agreed that a default under any note, mortgage, indenture, loan agreement or security document of Borrower, including, without limitation, any of the Loan Documents, shall constitute a default under all other notes, mortgages, indentures, loan agreements and security documents held by Bank, including, without limitation, the Loan Documents;

         SECTION 7.4 INSOLVENCY. Borrower becomes insolvent or admits in writing its inability to pay its debts as they mature or applies for, consents to, or acquiesces in the appointment of a trustee or receiver for Borrower, or any property of Borrower or, in the absence of such application, consent or acquiescence, a trustee or receiver is appointed for Borrower, or for a substantial part of any property of either Borrower and is not discharged within thirty (30) days; or any bankruptcy, reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is instituted by or against Borrower and if instituted against Borrower, it is consented to or acquiesced in by Borrower, or remains for thirty (30) days undismissed; or any warrant of attachment is issued against any substantial portion of the property of Borrower which is not released within thirty (30) days of service;

         SECTION 7.5 ERISA. The PBGC applies to a United States District Court for the appointment of a trustee to administer any Plan adopted, established or maintained by Borrower, or for a decree adjudicating that any such Plan must be terminated; a trustee is appointed pursuant to ERISA to administer any such Plan; any action is taken to terminate any such Plan or any such Plan is permitted or caused to be terminated if, at the time such action is taken or such termination of such Plan occurs, the Plan's "vested liabilities," as defined in Section 3 (25) of ERISA, exceed the then value of its assets at the time of such termination;

         SECTION 7.6 AGREEMENTS. Default in the performance of any of Borrower's covenants and/or agreements set forth in this Agreement and/or any of the other Loan Documents (and not constituting an Event of Default under any of the preceding subsections of this Section 8, which default shall continue for a period of thirty (30) days after written notice thereof to Borrower from Bank;

         SECTION 7.7 REPRESENTATION OR WARRANTY. Any representation or warranty made by Borrower is untrue in any material respect, or any schedule, statement, report, notice or writing furnished by Borrower to Bank is untrue in any material respect on the date as of which the facts set forth are stated or certified which default shall continue for a period of thirty (30) days after written notice thereof to Borrower from Bank.

         Upon the occurrence of any Event of Default, Bank, in addition to all of the remedies conferred upon Bank under law, in equity or under any of the Loan Documents, may declare the Agreement and the Loans to be terminated and the Note to be due and payable, whereupon the Revolving Credit Facility and the Non-Revolving LC Facility shall immediately terminate, and the Notes shall become immediately due and payable, without notice of any kind, except that if an event described in Section 7.4 occurs, the Revolving Credit Facility shall immediately terminate, and the Notes shall become immediately due and payable without declaration or notice of any kind.

                                  ARTICLE VIII
                                 MISCELLANEOUS

         SECTION 8.1 BANK'S RELIANCE, ETC. Neither Bank nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any of the Loan Documents except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Bank: (i) may treat the payee of any Note as the holder thereof until Bank receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Bank; (ii) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with any of the Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of the Loan Documents on the part of Borrower or to inspect the property (including the books and records) of Borrower; (v) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the Loan Documents or any other instruments or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by it to be genuine and signed by the proper party or parties.

         SECTION 8.2 FINANCIAL TERMS. Unless otherwise defined or the context otherwise requires, all financial and accounting terms shall be defined under GAAP.

         SECTION 8.3 DELAY. No delay on the part of Bank in the exercise of any power or right shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 8.4 NOTICES. All notices, statements, requests and demands given to or made under any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given or made when deposited in the mail, postage prepaid, registered or certified mail return receipt requested addressed:

         If to Bank:
Hibernia National Bank
313 Carondelet Street, Suite 1300
New Orleans, LA 70130
Attention:       Byron Kives or Bruce Ross

         with a copy to

Chaffe, McCall, Phillips, Toler & Sarpy, L.L.P.
1100 Poydras Street, Suite 2300
New Orleans, LA 70163-2300
Attention:       Kathleen S. Plemer, Esq.

         If to Borrower:

Universal Fabricators Incorporated
P.O. Box 11308
New Iberia, LA 70562
Attention:       Pete Roman, Chief Financial Officer

         If to Guarantor:

UNIFAB International, Inc.
5007 Port Road
New Iberia, LA 70562
Attention:       Dailey J. Berard
         with a copy to:

Jones, Walker, Waechter, Poitevent, Carrere & Denegre
201 St. Charles Ave.
New Orleans, Louisiana 70170-5100
Attention:       Carl C. Hanemann, Esq.

         SECTION 8.5 EXPENSES. Whether or not Advances are made, Borrower agrees to reimburse Bank upon demand, for all expenses (including reasonable attorneys' fees and legal expenses incurred by Bank) incurred by Bank in the preparation, negotiation and /or execution of the Loan Documents, and in enforcing the obligations of Borrower hereunder or under any of the other Loan Documents, and to pay, and save Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement, the execution, delivery or issuance of the Notes, and/or the execution, delivery and recordation of the other Loan Documents, which obligations of Borrower shall survive any termination of this Agreement.

         SECTION 8.6 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 8.7 COUNTERPARTS. This Agreement may be executed in an many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

         SECTION 8.8 LAW. The Loan Documents, and each of them, shall be contracts made under and governed by the laws of the State of Louisiana.

         SECTION 8.9 SUCCESSORS. This Agreement shall be binding upon Borrower, Bank, and their respective successors and assigns, and shall inure to the benefit of Borrower, Bank and their successors and assigns. Borrower shall not assign its rights, obligations or duties hereunder or under any of the Loan Documents without the prior written consent of Bank. Bank shall give Borrower written notice of any assignment of its interests hereunder to any other Person, upon which assignment Borrower shall perform all of its respective obligations under the Loan Documents in favor of Bank' assignee(s) as though such assignee(s) were originally a party or parties to this Agreement.

         SECTION 8.10 AMENDMENTS. No amendment or waiver of any provision of this Agreement or consent to any departure therefrom by Borrower or Bank shall be effective unless the same shall be in writing and signed by Borrower or Bank, and, in the case of a waiver or consent, such waiver or consent shall be effective only in the specific instance and or the specific purpose for which given.

         SECTION 8.11 EXECUTION IN COUNTERPARTS. This Credit Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

         SECTION 8.12 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements with respect to the transactions contemplated hereby.

         SECTION 8.13 CONFLICTS. This Agreement is in addition to and supplements the provisions of the other Loan Documents. To the extent that the provisions of this Agreement are in conflict with, and not merely in addition to, the provisions of the other Loan Documents, the provisions of this Agreements shall govern.

         IN WITNESS WHEREOF, the parties hereto and intervenors herein have caused this Agreement to be executed by their respective officers thereunto duly authorized effective as of the date first written above.

                                        BORROWER:
                                        UNIVERSAL FABRICATORS INCORPORATED

                                        By:
                                           -------------------------------
                                        ITS:
                                            ------------------------------

                                        GUARANTOR:
                                        UNIFAB INTERNATIONAL, INC.

                                        By:
                                           -------------------------------
                                        ITS:
                                            ------------------------------

                                        BANK:
                                        HIBERNIA NATIONAL BANK

                                        By:
                                           -------------------------------
                                        ITS:
                                            ------------------------------

                                                                 EXHIBIT A

                       STANDARD FORM OF APPLICATION FOR
                           STANDBY LETTER OF CREDIT

Intentionally omitted.

                           REVOLVING PROMISSORY NOTE

                                                                       EXHIBIT B



BORROWER:                                         LENDER:
UNIVERSAL FABRICATORS INCORPORATED                Hibernia National Bank
(TIN: 72-1382998)                                 (TIN: 72-0210640)
5007 Port Road                                    313 Carondelet Street
New Iberia, Louisiana 70562                       New Orleans, Louisiana 70130



================================================================================

Principal Amount:                  Maturity Date of Note:        Date of Note:
U.S. $20,000,000.00                August 31, 2000         September __, 1997


PROMISE TO PAY.   UNIVERSAL FABRICATORS INCORPORATED, a Delaware corporation
("Borrower") promises to pay to the order of Hibernia National Bank ("Lender"), in lawful money of the United States of America the sum of Twenty Million and No/100 Dollars (U.S. $20,000,000.00) or such other or lesser amounts as may be reflected from time to time on the books and records of Lender as evidencing the aggregate unpaid principal balance of loan advances made to Borrower on a revolving line of credit basis as provided below, together with simple interest assessed on a variable rate basis at the rate per annum equal to the Index provided below, as the Index under this Note may be adjusted from time to time, one or more times, with interest being assessed on the unpaid principal balance of this Note as outstanding from time to time, commencing on September __, 1997 and continuing until this Note is paid in full, or until default under this Note with interest thereafter being subject to the default interest rate provisions set forth herein.

LINE OF CREDIT. This Note is issued by Borrower pursuant to the Credit Agreement dated September __, 1997 between Borrower and Lender (the "Credit Agreement") and evidences a revolving line of credit "master note." Advances under this Note may be requested either orally or in writing by Borrower or by an authorized person. Lender may, but need not, require that all oral requests be confirmed in writing. All communications, instructions, or directions by telephone or otherwise to Lender are to be directed to Lender's office shown above. The following party or parties are authorized to request advances under the line of credit until Lender receives from Borrower at Lender's address shown above written notice of revocation of their authority: Pete Roman. Borrower agrees to be liable for all sums either: (a) advanced in accordance with the instructions of an authorized person or (b) credited to any of
Borrower's deposit accounts with Lender.   The unpaid principal balance owing
on this Note at any time may be evidenced by endorsements on this Note or by Lender's internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note if: (a) Borrower or any guarantor is in default under the terms of this Note or any agreement that Borrower or any guarantor has with Lender, including any agreement made in connection with the signing of this Note; (b) Borrower or any guarantor ceases doing business or is insolvent; (c) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor's guarantee of this Note or any other loan with Lender; or (d) Borrower has applied funds provided pursuant to this Note for purposes other than those authorized by Lender.

PAYMENT. Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on August 31, 2000 ("Maturity Date"). In addition, Borrower will pay interest on all funds advanced ("Advances") from the date of disbursement by Lender at a floating rate until paid, at either (i) the Prime Rate, adjusted daily ("Prime Rate"), or (ii) the LIBO Rate plus two percent (2%) per annum ("Libor Rate"), or some combination thereof as chosen in accordance with and subject to the terms set forth in the Credit Agreement. Accrued interest under Prime Rate Advances will be due and payable quarterly in arrears on the last day of each March, June, September and December commencing September 30, 1997. Accrued interest under the LIBO Rate Advances will be due and payable at the end of each interest period (one, two or three months, as selected by Borrower). Interest after the Maturity Date, for any reason whatsoever, shall be increased to the Default Rate and shall be payable on demand. Interest on this Note is computed on a 365/360 simple interest basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, times the outstanding principal balance, times the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs and late charges, then to unpaid interest, and any remaining amount to principal.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is either (i) the prime rate of interest of Chase Manhattan Bank, N.A.,in New York, New York ("Prime Rate") or (ii) Libor ("LIBOR"), (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notice to Borrower. Borrower understands that Lender may make loans based on other rates as well. The interest rate will change upon a change in





                                                                    Page 1 of 3.

the Index Rate in effect on the date of a change. Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

PREPAYMENT. Borrower may prepay this Note in full at any time by paying the then unpaid principal balance of this Note, plus accrued simple interest through date of prepayment. If Borrower prepays this Note in full, or if Lender accelerates payment, Borrower understands that, unless otherwise required by law, any prepaid fees or charges will not be subject to rebate and will be earned by Lender at the time this Note is signed.

DEFAULT. The following actions and/or inactions shall constitute events of default under this Note: the occurrence of an event of default under the Credit Agreement.

LENDER'S RIGHTS UPON DEFAULT. Should any one or more Events of Default as set forth in the Credit Agreement occur or exist, Lender shall have the right, at its sole option, to declare formally this Note to be in default and to accelerate the maturity and insist upon immediate payment in full of the unpaid principal balance then outstanding under this Note, plus accrued interest, together with reasonable attorneys' fees, costs, expenses and other fees and charges as provided herein. Lender shall have the further right, again at its sole option, to declare formal default and to accelerate the maturity and to insist upon immediate payment in full of each and every other loan, extension of credit, debt, liability and/or obligation of every nature and kind that Borrower may then owe to Lender, whether direct or indirect or by way of assignment, and whether absolute or contingent, liquidated or unliquidated, voluntary or involuntary, determined or undetermined, secured or unsecured, whether Borrower is obligated alone or with others on a "solidary" or "joint and several" basis, as a principal obligor or otherwise, all without further notice or demand, unless Lender shall otherwise elect.

INTEREST AFTER DEFAULT. If Lender declares this Note to be in default, Lender has the right to prospectively adjust and fix the simple interest rate under the Note until this Note is paid in full, to a default interest rate of three percent (3%) in excess of the LIBO Rate or the Prime Rate in effect on the date an Event of Default occurs ("Default Rate").

ATTORNEYS' FEES. If Lender refers this Note to an attorney for collection, or files suit against Borrower to collect this Note, or if Borrower files for bankruptcy or other relief from creditors, Borrower agrees to pay Lender's reasonable attorneys' fees in an amount not exceeding 25.000% of the unpaid debt then owing under this Note.

NSF CHECK CHARGES. In the event that Borrower makes any payment under this Note by check and Borrower's check is returned to Lender unpaid due to nonsufficient funds in my deposit account, Borrower agrees to pay Lender an additional NSF check charge equal to $20.00.

DEPOSIT ACCOUNTS. As security for repayment of this Note and all renewals and extensions, as well as to secure any and all other loans, notes, indebtedness and obligations that Borrower may now and in the future owe to Lender or incur in Lender's favor, whether direct or indirect, absolute or contingent, due or to become due, of any nature and kind whatsoever (with the exception of any indebtedness under a consumer credit card account), Borrower is granting Lender a continuing security interest in any and all funds that Borrower may now and in the future have on deposit with Lender or in certificates of deposit or other deposit accounts as to which Borrower is an account holder (with the exception of IRA, pension, and other tax-deferred deposits). Borrower further agrees that Lender may at any time following an Event of Default apply any funds that Borrower may have on deposit with Lender or in certificates of deposit or other deposit accounts as to which Borrower is an account holder against the unpaid balance of this Note and any and all other present and future indebtedness and obligations that Borrower (or any of them) may then owe to Lender, in principal, interest, fees, costs, expenses, and attorneys' fees.

GOVERNING LAW. Borrower agrees that this Note and the loan evidenced hereby shall be governed under the laws of the State of Louisiana. Specifically, this business or commercial Note is subject to La. R.S. 9:3509 et seq.

WAIVERS. Borrower and each guarantor of this Note hereby waive demand, presentment for payment, protest, notice of protest and notice of nonpayment, and all pleas of division and discussion, and severally agree that their obligations and liabilities to Lender hereunder shall be on a "solidary" or "joint and several" basis. Borrower and each guarantor further severally agree that discharge or release of any party who is or may be liable to Lender for the indebtedness represented hereby, or the release of any collateral directly or indirectly securing repayment hereof, shall not have the effect of releasing any other party or parties, who shall remain liable to Lender, or of releasing any other collateral that is not expressly released by Lender. Borrower and each guarantor additionally agree that Lender's acceptance of payment other than in accordance with the terms of this Note, or Lender's subsequent agreement to extend or modify such repayment terms, or Lender's failure or delay in exercising any rights or remedies granted to Lender, shall likewise not have the effect of releasing Borrower or any other party or parties from their respective obligations to Lender, or of releasing any collateral that directly or indirectly secures repayment hereof. In addition, any failure or delay on the part of Lender to exercise any of the rights and remedies granted to Lender shall not have the effect of waiving any of Lender's rights and remedies. Any partial exercise of





                                                                    Page 2 of 3.

any rights and/or remedies granted to Lender shall furthermore not be construed as a waiver of any other rights and remedies; it being Borrower's intent and agreement that Lender's rights and remedies shall be cumulative in nature. Borrower and each guarantor further agree that, should any default event occur or exist under this Note, any waiver or forbearance on the part of Lender to pursue the rights and remedies available to Lender, shall be binding upon Lender only to the extent that Lender specifically agrees to any such waiver or forbearance in writing. A waiver or forbearance on the part of Lender as to one default event shall not be construed as a waiver or forbearance as to any other default.

SUCCESSORS AND ASSIGNS LIABLE. Borrower's and each guarantor's obligations and agreements under this Note shall be binding upon Borrower's and each guarantor's respective successors, heirs, legatees, devisees, administrators, executors and assigns. The rights and remedies granted to Lender under this Note shall inure to the benefit of Lender's successors and assigns, as well as to any subsequent holder or holders of this Note.

CAPTION HEADINGS. Caption headings of the sections of this Note are for convenience purposes only and are not to be used to interpret or to define their provisions. In this Note, whenever the context so requires, the singular includes the plural and the plural also includes the singular.

SEVERABILITY. If any provision of this Note is held to be invalid, illegal or unenforceable by any court, that provision shall be deleted from this Note and the balance of this Note shall be interpreted as if the deleted provision never existed.

CREDIT AGREEMENT. In the event of any conflict between the terms and provisions of this Note and the Credit Agreement, the terms of the Credit Agreement shall control. All terms defined in the Credit Agreement shall have the same meaning as if defined in full herein.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. LENDER AND BORROWER HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER LENDER OR BORROWER AGAINST THE OTHER.


                                           BORROWER:

                                           UNIVERSAL FABRICATORS INCORPORATED

                                           By:
                                                -----------------------------

                                                -----------------------------

                                                -----------------------------




                                                                    Page 3 of 3.